Exhibit 23.2

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of JHD Technologies Limited on Amendment No. 9 to Form S-4 (File No. 333-257485) of our report dated June 25, 2021, with respect to our audits of the consolidated financial statements of JHD Holdings (Cayman) Limited as of December 31, 2020 and 2019 and for the two years in the period ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP
New York, New York
January 24, 2022

www.marcumbp.com